EXHIBIT (A)(1)(V)

           FORM OF LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST
      COMPANIES, RETIREMENT PLAN TRUSTEES AND OTHER NOMINEES REGARDING THE
                               REPURCHASE OFFER BY
       __________________________________________________________________
                    ACP STRATEGIC OPPORTUNITIES FUND II, LLC
       __________________________________________________________________

                         TO REPURCHASE UP TO 25% OF ITS
         UNITS OF BENEFICIAL INTEREST ("INTERESTS") AT THEIR NET ASSET
                            VALUE PER SHARE IN CASH

To:   Brokers, Dealers, Commercial Banks, Trust Companies, Retirement Plan
Trustees and Other Nominees ("Financial Intermediaries"):

We are enclosing the material listed below relating to the offer by ACP Strategic Opportunities Fund II, LLC (the "Fund"), to its investors (the "Investors") to repurchase up to 25% of the Fund's shares of beneficial interest (the "Interests") issued and outstanding as of the Expiration Date (defined below) as are properly tendered and not withdrawn on the Expiration Date. The Fund is a Delaware limited liability company, registered under the Investment Company Act of 1940, as amended, as a closed-end, non-diversified management investment company.

THE REPURCHASE OFFER EXPIRES AT 12:00 MIDNIGHT EASTERN TIME ON JANUARY 31, 2005, UNLESS EXTENDED (THE "EXPIRATION DATE").

The Purchase Price to be paid is an amount equal to the net asset value of the tendered Interests of the Fund as of the close of the regular trading session of the New York Stock Exchange on March 31, 2005. An Investor may expect to receive the Repurchase Price for every Interest tendered and accepted, in cash, without interest. The Interests will be repurchased subject to the terms and conditions set forth in the Offer to Purchase dated January 3, 2005 and the related Letter of Transmittal, which as amended or supplemented from time to time constitute the Repurchase Offer ("Repurchase Offer").

The following documents are enclosed:

(1) Offer to Purchase dated January 3, 2005;
(2) Letter of Transmittal; and
(3) Instructions Form

Please be advised that participation in the Repurchase Offer requires submission of the Instructions Form. All Financial Intermediaries are requested to submit account information on behalf of their clients who choose to participate in the Repurchase Offer. If a client instructs you by telephone to present Interests for redemption, please record the telephone conversation (in accordance with applicable law).
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No fees or commissions will be payable to brokers, dealers or other persons under the terms of the Repurchase Offer, although redeeming Investors may be obligated to pay a processing fee to their Financial Intermediary for assistance in transmitting a redemption request.

The Repurchase Offer is not being made to (nor will redemption requests be accepted from or on behalf of) Investors residing in any jurisdiction in which the making of the Repurchase Offer or its acceptance would not be in compliance with the laws of such jurisdiction. To the extent that the securities laws of any jurisdiction would require the Repurchase Offer to be made by a licensed broker or dealer, the Repurchase Offer shall be deemed to be made on the Fund's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NONE OF THE FUND, ITS BOARD OF DIRECTORS, PFPC TRUST COMPANY OR THE INVESTMENT ADVISER TO THE FUND IS MAKING ANY RECOMMENDATION TO ANY INVESTOR WHETHER TO SUBMIT FOR REDEMPTION OR TO REFRAIN FROM SUBMITTING FOR REDEMPTION INTERESTS. THE FUND HAS BEEN ADVISED THAT NO MEMBER OF THE BOARD OF DIRECTORS, PFPC TRUST COMPANY, OFFICER OF THE FUND, OR THE FUND'S INVESTMENT ADVISER WILL PARTICIPATE IN THE REPURCHASE OFFER.

Additional copies of the enclosed material may be obtained from PFPC Trust Company, the Fund's transfer agent, at appropriate addresses and telephone numbers set forth in the Letter of Transmittal. Any questions you have with respect to the Repurchase Offer should be directed to Ascendant Capital Partners, LP at (610) 993-9999 x1000.

Very truly yours,

ACP Strategic Opportunities Fund II, LLC

NOTHING CONTAINED IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF EITHER THE FUND OR PFPC TRUST COMPANY OR AUTHORIZE YOU OR ANY OTHER PERSON (A) TO MAKE ANY STATEMENTS WITH RESPECT TO THE REPURCHASE OFFER, OTHER THAN THE STATEMENTS SPECIFICALLY SET FORTH IN THE OFFER OF PURCHASE STATEMENT AND THE LETTER OF TRANSMITTAL, OR (B) TO DISTRIBUTE ANY MATERIAL WITH RESPECT TO THE REPURCHASE OFFER OTHER THAN AS SPECIFICALLY AUTHORIZED.